THE TRAVELERS INSURANCE COMPANYONE TOWER SQUAREHARTFORD CT06183
A STOCK COMPANY

We are pleased to provide You the benefits of this annuity Certificate. Please read all attached forms carefully.

This Certificate is issued in consideration of the purchase payment. It is subject to the terms and conditions stated on the attached pages, all which are a part of it, and in the group contract.

Executed at Hartford, Connecticut

by: /s/GEORGE C. KOKULIS
George C. Kokulis

President

This is a legal contract between You and Us.     PLEASE READ YOUR CERTIFICATE CAREFULLY.

Certificate of Participation under a Modified Guaranteed Annuity Contract.

Non-Tax Qualified

Elective Options	Non Participating

THE CASH SURRENDER VALUE MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE MARKET VALUE ADJUSTMENT FORMULA ON THE CERTIFICATE SPECIFICATIONS PAGE. THE CASH SURRENDER VALUE IS AVAILABLE WITHOUT APPLICATION OF THE MARKET VALUE DJUSTMENT AT THE END OF A GUARANTEE PERIOD.

L-14325	TIC Ed. 4-95

TABLE OF CONTENTS

Certificate Specifications	Page 3

Definitions	Page 5

Purchase Payment	Page 6

Certificate Control Provisions	Page 6

Crediting of Interest and Guarantee Periods	Page 7

Market Value Adjustment	Page 7

Transfer Between Guarantee Periods	Page 7

Termination Provisions	Page 8

Settlement Provisions	Page 9

General Provisions	Page 11

Any Riders or Endorsements follow the Life Annuity Tables.

L-14325	Page 2	TIC Ed. 4-95

CERTIFICATE SPECIFICATIONS

CERTIFICATE OWNER	[JOHN DOE]
[JOINT CERTIFICATE OWNER]
ANNUITANT	[JOHN DOE]
[CONTINGENT ANNUITANT]
CONTRACT OWNER	[TRAVELERS ANNUITY TRUST FOR BROKER/DEALERS]
CERTIFICATE NUMBER	[SPECIMEN]
CERTIFICATE DATE	[03-01-2002]
ANNUITY COMMENCEMENT DATE	[03-15-2018]	MONTHLY LIFE ANNUITY
[PURCHASE PAYMENT]	[$10,000]
[INITIAL INTEREST RATE]	[ 5.00%]
[INITIAL GUARANTEE PERIOD]	[ 6 years]

Purchase Payment/Termination Amount

Minimum Purchase Payment Amount:   [$5,000]

Maximum Purchase Payment Amount:   [$1,000,000 unless We consent to a larger amount]

Termination Amount:      [$2,000]

Market Value Adjustment Formula

A Market Value Adjustment will be applied when a surrender occurs prior to the end of a Guarantee Period. The Market Value Adjustment is the difference between the Account Value and the Market Adjusted Value.

Market Adjusted Value = [ (Maturity Value) x [ 1/(1 + ic)] t/365

ic = the current Guaranteed Interest Rate (straight-line interpolation between whole years) that We are then crediting for a Guarantee Period of t days on this class of certificate(s).

t = the number of days remaining in the Guarantee Period adjusting for leap years.]

If the application of the Market Value Adjustment Formula results in an upward adjustment in the amount payable on any full or partial surrender, such upward adjustment will be limited to the lesser of the amount of the upward adjustment or the amount of any Surrender Charge associated with the amount being surrendered.

If the application of the Market Value Adjustment Formula results in an upward adjustment in the amount applied to purchase annuity payments on the Annuity Commencement Date, such upward adjustment will be limited to the lesser of the upward adjustment or the amount of any Surrender Charge assessed on the Annuity Commencement Date.

CERTIFICATE SPECIFICATIONS

Surrender Charge

During the first seven years after a purchase payment is applied under the Certificate, a Surrender Charge may be deducted from any amount surrendered. This charge is a percentage of the Cash Value surrendered from a Certificate.

Certificate Years Since Payment Was Applied	Surrender Charge
1	7%
2	6%
3	5%
4	4%
5	3%
6	2%
7	1%
THEREAFTER	0%

No Surrender Charge will apply at the end of an initial Guarantee Period of at least three years. Initial Guarantee Periods of one or two years are subject to Surrender Charge for a period of five years.

Principal Protection

The following amounts will never be less than the Purchase Payment reduced by amounts received from all prior partial surrenders (Account Value surrendered, adjusted by the Market Value Adjustment Formula less any Surrender Charge):

a.	Cash Surrender Value on full surrender;

b.	Death Benefit before annuity payments commence;

c.	Amount applied to purchase the annuity payments on the Annuity Commencement Date;

d.	Account Value at the beginning of a subsequent Guarantee Period.

Free Withdrawal Amount

Interest credited in the previous Certificate Year may be withdrawn without a Market Value Adjustment or a surrender charge.

Automatic Renewal Guarantee Period

A [one-year] Guarantee Period.

[Transfer Between Guarantee Periods

Transfers between Guaranteed Periods as described in the “Transfer Between Guarantee Periods” section of the Certificate are not permitted.

Guarantee Period Transfer Charge

[$0]]

DEFINITIONS

(a)	Account Value - The sum of the purchase payment and all interest credited to that date, less the sum of all partial surrenders, surrender charges, and applicable premium tax deducted to that date..

(b)	Annuitant - The person on whose life this Certificate is issued and on whose life the annuity payments are made.

(c)	Annuity Commencement Date - the date shown on the Certificate Specifications page.

(d)	Beneficiary(ies) - The person(s) entitled to receive benefits after Your death, the death of the Annuitant, or the death of the first of joint Certificate Owners.

(e)	Cash Surrender Value - The Cash Value less surrender charges and any applicable premium tax.

(f)	Cash Value - The Account Value at the end of a Guarantee Period or the Market Adjusted Value before the end of a Guarantee Period.

(g)	Certificate - The Certificate provided to You, the Certificate Owner, which describes the benefits, rights and obligations of You and Us.

(h)	Certificate Date - The date shown on the Certificate Specifications page on which the Certificate is issued.

(i)	Certificate Year(s) - The twelve month period(s) beginning with the Certificate Date.

(j)	Contingent Annuitant - The person You designate prior to the Certificate Date who, upon the Annuitant’s death prior to the Annuity Commencement Date, becomes the Annuitant.

(k)	Due Proof of Death - A copy of a certified death certificate; a copy of a certified decree of a court of competent jurisdiction as to the finding of death; a written statement by a medical doctor who attended the deceased; or any other proof satisfactory to Us.

(l)	Guaranteed Interest Rate - The annual effective interest rate credited to a purchase payment during the Guarantee Period as described in the Crediting of Interest and Guarantee Periods section.

(m)	Guarantee Period - The period for which either an initial or subsequent Guarantee Interest Rate is credited.

(n)	Market Adjusted Value - Reflects the relationship on the Surrender Date between the current Guaranteed Interest Rate for the duration remaining in the Guarantee Period and the Guaranteed Interest Rate that applies to Your Certificate.

(o)	Market Value Adjustment - The difference between the Account Value and the Market Adjusted Value.

(p)	Maturity Value - The accumulated value of a purchase payment at the Guaranteed Interest Rate at the end of the Guarantee Period selected less any partial surrender, surrender charges, and applicable premium tax previously deducted.

(q)	Our Office - The home office of the Travelers Insurance Annuity Company located at One Tower Square, Hartford,

(r)	Surrender Date - The date We receive Written Request for a surrender or the date You request the surrender to be effective, if later.

(t)	We, Us, Our - The Travelers Insurance Annuity Company.

(u)	Written Request - A written form satisfactory to Us and received at Our Office.

(v)	You, Your - The Certificate Owner(s). The Certificate Owner(s) is the person(s) or entity named as such on the Certificate Specifications.

TL-14327	Page 5	TIC Ed. 4-95

PURCHASE PAYMENT

Purchase Payment - The minimum purchase payment is shown on the Certificate Specifications page. The purchase payment is payable to Our Office. We reserve the right to limit the amount of the purchase payment which will be accepted.

Premium Tax - The premium tax is the amount of tax, if any charged by the state or municipality on a purchase payment, on the Cash Value upon surrender, or on the amount applied to elect an annuity option. We will deduct any applicable premium tax from the cash Value either upon death, surrender, annuitization or at the time the purchase payment is made but no earlier than when We have a tax liability under law.

CERTIFICATE CONTROL PROVISIONS

Allocation of Purchase Payment

The purchase payment (less applicable premium tax, if any) will be allocated to an account established for You by Us. Account Values will be determined in accordance with the terms of this Certificate.

Owner

The contract belongs to the contract owner shown on the Certificate Specifications page. The Certificate belongs You or to any person subsequently named in a Written Request of ownership assignment as provided below. As Certificate Owner,You have the sole power during the Annuitant’s lifetime to exercise any rights and to receive all benefits given in this Certificate provided You have not named an irrevocable Beneficiary and provided the Certificate is not assigned.

You will be the recipient of all payments while the Annuitant is alive unless You direct them to an alternate recipient under a recorded payment direction. An alternate recipient under a payment direction does not become the Certificate Owner. A payment direction is revocable by You at any time by Written Request giving 30days advance notice.

Joint Certificate Owners

Married spouse may be named as joint Certificate Owners in a Written Request prior to the Certificate Date. All rights of ownership must be exercised by joint action. Joint Certificate Owners own equal shares of any benefits accruing or payments made to them while both live. All rights of a joint Certificate Owner end at death if another joint Certificate Owner survives. The entire interest of the deceased joint Certificate Owner in this Certificate will pass to the surviving join Certificate Owner.

Assignments

  Ownership Assignments

  You may transfer ownership by Written Request. You may not revoke any assignment after the effective date. Once the ownership assignment is recorded by Us, it will take effect as of the date of Your Written Request, subject to any payments made or other action taken by Us before the recording.

  Unless provided otherwise, an ownership assignment does not affect the interest of any Beneficiary designated prior to the effective date of the transfer. Ownership assignments may have adverse tax consequences to You.

  Collateral Assignments

  You may collaterally assign ownership of all or a portion of this Certificate by Written Request without the approval of any Beneficiary unless irrevocably named. You may not exercise any rights of ownership while the assignment remains in effect without the approval of the collateral assignee. We are not responsible for the validity of any assignment. Once the collateral assignment is recorded by Us, it will take effect as of the date of your Written Request, subject to any payments made or any other action taken by Us before the request is received.

  If a claim is made based on an assignment, We may require proof of interest of the claimant. A recorded assignment takes precedence over any rights of a Beneficiary. Any amount due under a recorded assignment will be paid in a single sum. Collateral Assignments may have adverse tax consequences to You.

TL-14327	Page 6	TIC Ed. 4-95

Creditor Claim

To the extent permitted by law, the rights or benefits of the You or the Beneficiary under this Certificate are not subject to the claims of creditors or to any legal process.

Beneficiary

The Beneficiary is the surviving joint Certificate Owner. If there is no surviving joint Certificate Owner, the Beneficiary is the party named in a Written Request. The Beneficiary has the right to receive any remaining Certificate benefits upon the death of the Certificate Owner, the first joint Certificate Owner, or the Annuitant, as described further in the Death Benefit provision.

The surviving joint Certificate Owner receives the entire Death Benefit to the exclusion of any party that is named as Beneficiary.

If there is more than one Beneficiary surviving the death of You as sole Certificate Owner, or the death of the Annuitant, the Beneficiaries will share equally in benefits unless different shares are recorded with Us in a Written Request prior to the death.

Unless an irrevocable Beneficiary has been named, You have the right to change any Beneficiary by Written Request during the Annuitant’s lifetime and while the certificate continues.

Once a change in Beneficiary is recorded by Us, it will take effect on that date or on the date requested, if later, subject to Any payments made or other actions taken by Us before the recording.

If no Beneficiary has been named by You, or if no Beneficiary is living when You or the Annuitant dies, the interest of any Beneficiary will pass:

(a)	if You are living, to You; or

(b)	if You have died, to Your estate.

Annuitant

The Annuitant is the individual shown on the Certificate Specifications page on whose life the annuity payments are made. The Annuitant may not be changed after the Certificate Date.

Contingent Annuitant

You may name one individual as a Contingent Annuitant by Written Request prior to the Certificate Date. A Contingent Annuitant may not be changed, deleted or added to the Certificate after the Certificate Date.

If an Annuitant who is not also the certificate owner or a joint certificate owner dies prior to the Annuity Commencement Date while this Certificate is in effect and while the Contingent Annuitant is living:

(a)	the death benefit will not be payable upon the Annuitant’s death’

(b)	the Contingent Annuitant becomes the Annuitant; and

(c)	all other rights and benefits provided by the Certificate will continue in effect.

When a Contingent Annuitant becomes the Annuitant, the Annuity Commencement Date remains the same as previously in Effect unless otherwise provided.

If the Annuitant dies simultaneously with You or with a joint certificate owner, distributions required by tax law must commence as described under the Tax Law Qualification section. The Contingent Annuitant does not become the Annuitant in this circumstance.

TL-14327	Page 7	TIC Ed. 4-95

CREDITING OF INTERST AND GUARANTEE PERIODS

The purchase payment (less surrenders made and less applicable premium tax, if any) will earn interest at the initial Guaranteed Interest Rate during the initial Guarantee Period. All interest earned will be credited daily. This compounding effect is reflected in the Guaranteed Interest Rates.

Within 60 days of the end of any Guarantee Period, We will notify You about selecting a subsequent Guarantee Period. If no election is made, the automatic renewal guarantee period as stated on Certificate Specifications pages will commence, unless You have:

a	submitted a Written Request for a full surrender which we receive within 30 days prior to the end of the current Guarantee Period; or

b	elected by Written Request a Guarantee Period of a different duration from among those offered by Us within 30 days prior to the end of the current Guarantee Period; or

c	selected a subsequent Guarantee Period that extends beyond the Annuity Commencement Date then in effect. In this case, We will automatically establish a subsequent Guarantee Period that will end nearest to the Annuity Commencement Date then in effect, unless the Certificate subsequent Guarantee Period of shorter duration.

At any time during the automatic renewal guarantee period, You may transfer to a Guarantee Period of a different duration without incurring a surrender charge or Market Value Adjustment.

The Account Value at the beginning of any subsequent Guarantee Period will be equal to the Account Value at the end of the Guaranteed Period just ending. The Account Value will earn interest at the subsequent Guaranteed Interest Rate during the subsequent Guarantee Period. There is no minimum Guaranteed Interest Rate for renewals.. However, this rate will be at least equal to the initial Guarantee Interest Rate being credited to purchase payments for new certificates at the time the subsequent Guaranteed Interest Rate is determined.

MARKET VALUE ADJUSTMENT

This certificate contain a Market Value Adjustment formula. The formula may result in upward or downward adjustments in the amount payable on any full or partial surrender made prior to the end of any Guarantee Period. Details of the Market Value Adjustment formula are described on the Certificate Specifications page.

The Market Value Adjustment formula will not be applied when You submit a Written Request for:

a	a full or partial surrender at the end of any Guarantee Period if We receive the request within the 30 day period prior to the end of such Guarantee Period’ or

b	any interest credited during the previous Certificate Year.

TRANSFER BETWEEN GUARANTEE PERIODS

Once each Certificate Year after the first Certificate Year, You may elect by Written Request to transfer out of the current Guarantee Period and into a Guarantee Period of a different duration. At that time, a new Guarantee Period will be established for the duration You choose, and the Account Value at the beginning of the new Guarantee Period will equal the Market Adjusted Value for the current Guarantee Period at the time of the transfer There is no surrender charge for this transfer. We reserve the right to charge for any such transfer by reducing the Account Value at the beginning of the new Guarantee Period by an amount not to exceed $50.00. The Guarantee Period transfer charge is shown on the Certificate Specifications pages.

Surrender charges will continue to be based on the appropriate Certificate Year as determined from the original Certificate Date.

TL-14327	Page 8	TIC Ed. 4-95

TERMINATION PROVISION

General Surrenders

Full and partial surrenders may be made under this Certificate at any time. A surrender charge may be assessed on surrenders as stated on the Certificate Specification pages.

Special Surrenders

A full or partial surrender made at the end of a Guarantee Period may be subject to a surrender charge as set forth on the Certificate Specifications page. The Market Value Adjustment will not be applied. A request for a surrender at the end of a Guarantee Period must be received by Written Request within the 30 day period prior to the end of such Guarantee Period.

No surrender charges will apply at the end of an initial Guarantee Period of at least three years. Initial Guarantee Periods of one or two years are subject to a surrender charge for a period of five years. No surrender charge will be applied upon annuitization unless the fifth annuity option is elected within the first Certificate Year.

In addition, if You notify Us by Written Request, We will send You any interest credited during the previous Certificate Year. No surrender charge or Market Value Adjustment will be imposed on such interest payments.

Termination After the Annuity Commencement Date

This certificate may not be surrendered after the commencement of annuity payments.

Payment Upon Surrender - Deferral of Payment

We may defer payment of a partial or full surrender request for up to six months from the date of the Written request. If payment is deferred for more than 30 days from the date the request is received, We will pay interest of 3 1/2% on the amount deferred.

Death Benefit

A death benefit is payable to the Beneficiary before annuity payments commence, upon the death of:

a.	the Annuitant;

b.	You; or

c.	the first of joint certificate owners.

We will pay the Beneficiary the death benefit in a single sum upon receiving Due Proof of Death. The death benefit equals the Account Value as of the date We receive written notification of Due Proof of Death.

A death benefit is also due and payable to the Beneficiary when the Annuitant dies after annuity payments commence under options with remaining guaranteed payments or cash refunds.

A Beneficiary may request that a death benefit payable under this certificate be applied to an annuity option, subject to the Settlement Provisions.

If before annuity payments commence, the Annuitant dies with both joint Certificate Owners or You and a Contingent Annuitant surviving, the Contingent Annuitant becomes the Annuitant and a death benefit is not payable.

TL-14327	Page 9	TIC Ed. 4-95

Tax Law Qualification

The following conditions, restrictions, and limitations must apply for certain death benefit payments as described below to maintain the federal tax deferred status of Your annuity:

a)	If You die before annuity payments commence, the Beneficiary must receive the entire death benefit proceeds within five years of Your death unless:

1.	the Beneficiary elects by Written Request to receive the proceeds over life or over a period not extending beyond life expectancy, and the payments begin within one year of Your death, or

2	the sole Beneficiary is Your spouse who elects by Written Request to continue the Certificate deferral. Your spouse in this circumstance becomes the Certificate Owner and Annuitant (if the Annuitant has not survived).

b)	If You are the first Joint Certificate Owner to die before annuity payments commence ,the surviving joint Certificate Owner who is the sole beneficiary for this purpose must receive the entire death benefit proceeds within five years of Your death unless:

1.	the Beneficiary elects by Written Request to receive the proceeds over life or over a period not extending beyond life expectancy, and the payments begin within one year of Your death, or

2.	the Beneficiary elects by Written Request to continue the Certificate deferral. That individual becomes the sole Certificate Owner and also the Annuitant if You were the Annuitant or if the Annuitant died simultaneously with You.

c)	If the Certificate Owner is a non-natural person and the Annuitant dies before any annuity payments commence, the Beneficiary must receive the entire death benefit proceeds within five years of the death of the Annuitant.

d)	If You die or the Annuitant dies after annuity payments commence, the remaining value of the Certificate must be distributed at least as rapidly as under the method of distribution being used at the date of death.

e)	If there is no Beneficiary named when You die, or if none survives You, and if there is no surviving joint Certificate Owner, ownership of the death benefit passes to Your estate. The estate or persons taking benefits through Your estate must receive the entire death benefit proceeds within five years of Your death.

f)	If the federal tax law, regulations or rules require a distribution more rapidly than described above to keep this annuity certificate tax deferred, we will administer the Certificate in accordance with the law, regulations and rules. We will provide You with a revised Certificate rider describing any necessary changes, following all regulatory approvals.

Termination of this Certificate

We reserve the right to terminate this certificate if the Account Value is less than the termination amount shown on the Certificate Specifications page. Termination will not occur until 31 days after We have mailed notice of termination to You at Your last know address. If the certificate is terminated, We will pay You the Cash Surrender Value, if any.

SETTLEMENT PROVISIONS

Annuity Benefit

On the Annuity Commencement Date, unless directed otherwise, We will apply the Cash Surrender Value, or any part thereof, less any applicable premium tax, to purchase the monthly annuity payments according to the annuity option elected. In the absence of such election, the second annuity option providing a life annuity with 120 months certain will apply. Election of any annuity option must be made by Written Request and received by Us at least 30 days prior to the date such election is to become effective If the Annuity Commencement Date coincides with the end of any Guarantee Period, no Market Value Adjustment will be applied in the determination of the annuity payments. No surrender charge will be applied upon annuitization (unless the fifth annuity option is elected with the first Certificate Year).

You may change the Annuity Commencement Date at any time, as long as such change is made by Written Request and is received by Us at least 30 days prior to the scheduled Annuity Commencement date.

TL-14327	Page 10	TIC Ed. 4-95

You, or in the event you have not done so, the Beneficiary, may elect, in lieu of payment in one sum, that any amount due under this Certificate be applied under any of the annuity options described below. The election by the Beneficiary must be made within one year after Your death by Written Request to Our Office. with the exception of the sixth annuity option. The sixth annuity option must be elected at the time Due Proof of Death is provided to Us.

Death of Annuitant

In the event of Your death or the death of the Annuitant after annuity payments commence, any method of distribution must provide that any amount payable as a death benefit will be distributed at least as rapidly as under the method of distribution in effect at the time of Your death or the death of the Annuitant..

Annuity Options.

Option 1. Life Annuity - An annuity payable monthly during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant.

Option 2. Life Annuity with 120, 180, or 240 Monthly Payments Certain - An annuity providing monthly income to the Annuitant for a guaranteed period of 120 months, 180 months, or 240 months (as selected), and for as long thereafter as the Annuitant shall live.

Option 3. Cash Refund Life Annuity - An annuity payable monthly during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant provided that, at the death of the Annuitant, the Beneficiary will receive an additional payment equal to the excess, if any, of (a) over (b) where: (a) is the Cash Value applied on the Annuity Commencement Date under this option; and (b) is the dollar amount of annuity payments already paid.

Option 4. Joint and Last Survivor Annuity - An annuity payable monthly during the joint lifetime of the Annuitant and a secondary payee, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

Option 5. Payments for a Designated Period - An amount payable monthly for the guaranteed number of years selected which may be from 5 to 30 years.

Option 6. Annuity Proceeds Settlement Option - Proceeds from the death benefit can be left with Us for a period not to exceed five years from the date of the Certificate Owner’s death prior to the Annuity Commencement Date. The proceeds will remain in the same Guarantee Period and continue to earn the same Guaranteed Interest Rate in effect at the time of death as long as this option is elected at the time Due Proof of Death is provided to Us. If the Guarantee Period ends before the end of the five year period, the Beneficiary may elect a new Guarantee Period with a duration not to exceed the time remaining in the period of five years from the date of the death of the Certificate Owner. If no election is made, the Certificate will automatically renew for a period of one year, provided that the five year period is not exceeded. Full or partial surrenders may be made at any time. A Market Value Adjustment will be applied to all surrenders except those occurring at the end of a Guarantee Period or if the previous Certificate Year’s interest is being surrendered. This option is only available to Beneficiaries.

Annuity Tables

The attached tables show the dollar amount of the monthly payments for each $1000 of proceeds applied under the five annuity options. Under options 1, 2 or 3, the amount of each payment will depend upon the age of the Annuitant at the time the first payment is due. Under option 4, the amount of each payment will depend upon the ages of the Annuitant and the secondary payee at the time the first payment is due.

Betterment of Rates

If at the due date of the first annuity payment, We have declared a higher rate per $1,000 of proceeds applied under an annuity option, then the annuity payments will be based on the higher rates.

In no event will the annuity benefit, at the time of its commencement, be less than that which would be provided by applying the greater of the Cash Surrender Value or 95% of the Cash Value to purchase a single premium immediate annuity contract offered by Us or one of Our affiliates at the time to the same class of annuitants.

TL-14327	Page 11	TIC Ed. 4-95

Minimum Amount

The minimum amount that can be placed under an annuity option is $2,000 unless We consent to a lesser amount.

Minimum Payment

The annuity option elected must result in a payment of at least $20.00. If at any time payments are less than $20.00, We have the right to change the frequency to an interval resulting in a payment of at least $20.00. If any amount due is less than $20.00 per year, We may make other arrangements that are equitable to the Annuitant.

Date of Payment

The first payment under any annuity option shall be made on the Annuity Commencement Date. Subsequent payments shall be made on the same day of each month in accordance with the manner of payment selected.

GENERAL PROVISIONS

The Certificate

The entire Certificate between You and Us consists of the certificate and all attached pages.

Certificate Changes

The only way this Certificate may be changed is by a written endorsement signed by one of Our officers.

Misstatement

If the Annuitant’s sex or date of birth was misstated, all benefits of this Certificate are what the purchase payment would have purchase at the correct age and sex. Proof of Your age may be filed at any time at Our Office.

Incontestability

We will not contest this Certificate from its Certificate Date.

Required Reports

We will provide a report to You as often as required by law, but at least once in each Certificate Year before the due date of the first annuity payment.

Mortality and Expenses

Our actual mortality and expense experience will not affect the amount of any annuity payments or any other values under this Certificate.

Non-Participating

This Certificates does not share in Our surplus earnings, so You receive no dividends under it.

Conformity with State and Federal Laws

This Certificate is governed by the law of the state in which they are issued for delivery. Any paid-up annuity, Cash Surrender Value or death benefit available under this Certificate will not be less than the minimum benefits required by the statutes of that state.

Upon receiving appropriate state approval, We may at any time make any changes, including retroactive changes, in this Certificate to the extent that the change is required to meet the requirements of any law or regulation issued by any governmental agency to which We or You are subject.

TL-14327	Page 12	TIC Ed. 4-95

LIFE ANNUITY TABLES
GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
PURCHASED WITH EACH $1,000 OF PROCEEDS APPLIED
OPTIONS 1, 2, AND 3 - SINGLE LIFE ANNUITIES

MALE ADJUSTED AGE	NUMBER OF MONTHLY PAYMENTS GUARANTEED				CASH REFUND
	NONE	120	180	240

45	3.87	3.85	3.82	3.77	3.72
46	3.93	3.90	3.87	3.82	3.77
47	3.99	3.96	3.92	3.87	3.82
48	4.05	4.02	3.98	3.92	3.87
49	4.12	4.09	4.04	3.97	3.92
50	4.19	4.15	4.10	4.03	3.98
51	4.27	4.22	4.17	4.08	4.04
52	4.34	4.30	4.30	4.20	4.16
53	4.43	4.37	4.30	4.20	4.16
54	4.51	4.45	4.37	4.26	4.23
55	4.60	4.54	4.45	4.32	4.30
56	4.70	4.62	4.53	4.39	4.37
57	4.80	4.72	4.61	4.45	4.44
58	4.91	4.82	4.69	4.51	4.52
59	5.03	4.92	4.78	4.58	4.61
60	5.28	5.14	4.96	4.71	4.79
61	5.28	5.27	5.06	4.78	4.88
62	5.43	5.27	5.06	4.78	4.88
63	5.58	5.39	5.16	4.84	4.98
64	5.74	5.53	5.26	4.90	5.09
65	5.91	5.66	5.36	4.96	5.20
66	6.10	5.81	5.46	5.02	5.32
67	6.30	5.96	5.56	5.08	5.44
68	6.51	6.12	5.66	5.13	5.56
69	6.73	6.28	5.77	5.18	5.70
70	6.97	6.44	5.86	5.23	5.84
71	7.23	6.61	5.96	5.27	5.99
72	7.51	6.79	6.05	5.31	6.14
73	7.80	6.96	6.14	5.34	6.30
74	8.12	7.14	6.23	5.37	6.47
75	8.46	7.32	6.31	5.40	6.65

Dollar amounts of the monthly annuity payments for the first, second, third and fourth options are based on the 1983 Individual Annuitant Mortality Table A with ages set back one year and a net investment rate of 3% per annum. The adjusted age of the person on whose life the annuity is based is determined from the actual age last birthday on the due date of the first annuity payment in the following manner:

CALENDAR YEAR IN WHICH FIRST PAYMENT IS DUE	1995 - 2000 2001 - 2010 2011 - 2020 2021 & LATER

ADJUSTED AGE IS ACTUAL AGE	MINUS 0 MINUS 1 MINUS 2 MINUS 3

TL-14246

LIFE ANNUITY TABLES
GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
PURCHASED WITH EACH $1,000 OF PROCEEDS APPLIED
OPTIONS 1, 2, AND 3 - SINGLE LIFE ANNUITIES

FEMALE ADJUSTED AGES					CASH REFUND
	NONE	120	180	240

45	3.59	3.58	3.57	3.55	3.52
46	3.64	3.63	3.61	3.59	3.56
47	3.68	3.67	3.66	3.63	3.60
48	3.74	3.72	3.71	3.68	3.64
49	3.79	3.78	3.81	3.77	3.73
50	3.85	3.83.	3.81	3.77	3.73
51	3.90	3.89	3.86	3.82	3.78
52	3.97	3.95	3.92	3.88	3.84
53	4.03	4.01	3.98	3.93	3.89
54	4.10	4.08	4.04	3.99	3.95
55	4.18	4.15	4.11	4.05	4.01
56	4.25	4.22	4.18	4.11	4.07
57	4.34	4.30	4.25	4.17	4.14
58	4.42	4.38	4.32	4.23	4.20
59	4.52	4.47	4.40	4.30	4.28
60	4.61	4.56	4.48	4.37	4.35
61	4.72	4.66	4.57	4.44	4.43
62	4.83	4.76	4.66	4.51	4.52
63	4.95	4.87	4.75	4.58	4.61
64	5.08	4.98	4.85	4.65	4.70
65	5.21	5.10	4.95	4.72	4.80
66	5.36	5.22	5.05	4.79	4.90
67	5.51	5.36	5.16	4.86	5.01
68	5.67	5.50	5.26	4.93	5.12
69	5.85	5.65	5.38	5.00	5.25
70	6.04	5.80	5.49	5.06	5.37
71	6.25	5.97	5.60	5.12	5.51
72	6.47	6.14	5.71	5.18	5.65
73	6.71	6.32	5.83	5.23	5.80
74	6.98	6.50	5.94	5.28	5.96
75	7.26	6.69	6.04	5.32	6.13

Dollar amounts of the monthly annuity payments for the first, second, third, and fourth options are based on the 1983 Individual Annuitant Mortality Table A with ages set back one year and a net investment rate of 3 % per annum. The adjusted age of the person on whose life the life annuity is based is determined from the actual age last birthday on the due date of the first annuity payment in the following manner:

CALENDAR YEAR IN WHICH FIRST PAYMENT IS DUE	1995 - 2000 2001 - 2010 2011 - 2020 2021 & LATER

ADJUSTED AGE IS ACTUAL AGE	MINUS 0 MINUS 1 MINUS 2 MINUS 3

TL-14246

LIFE ANNUITY TABLES
GUARANTEED DOLLAR AMOUNT OF MONTHLY ANNUITY PAYMENTS
PURCHASED WITH EACH $1,000 APPLIED

OPTION 4 - JOINT AND LAST SURVIVOR LIFE ANNUITY

ADJUSTED AGES	45	50	55	60	65	70	75

45	3.36	3.46	3.56	3.64	3.71	3.76	3.80
50	3.42	3.56	3.69	3.82	3.93	4.01	4.08
55	3.47	3.64	3.82	3.99	4.16	4.29	4.40
60	3.51	3.70	3.92	4.15	4.39	4.61	4.79
65	3.54	3.75	4.00	4.29	4.61	4.94	5.24
70	3.56	3.78	4.07	4.41	4.80	5.25	5.70
75	3.57	3.81	4.11	4.48	4.95	5.51	6.15

Dollar amounts of the monthly annuity payments for the first, second, third, and fourth options are based on the 1983 Individual Annuitant Mortality Table A with ages set back one year and a net investment rate of 3 % per annum. The adjusted age of the person on whose life the life annuity is based is determined from the actual age last birthday on the due date of the first annuity payment in the following manner:

CALENDAR YEAR IN WHICH FIRST PAYMENT IS DUE	1995 - 2000 2001 - 2010 2011 - 2020 2021 & LATER

ADJUSTED AGE IS ACTUAL AGE	MINUS 0 MINUS 1 MINUS 2 MINUS 3

TL-14246

ANNUITY TABLES
GUARANTEED DOLLAR AMOUNT OF THE MONTHLY ANNUITY PAYMENTS

PURCHASED WITH EACH $1,000 OF PROCEEDS APPLIED

OPTION 5 - PAYMENTS FOR A DESIGNATED PERIOD

NUMBER OF YEARS	MONTHLY PAYMENT AMOUNT	NUMBER OF YEARS	MONTHLY PAYMENT AMOUNT

5	17.91	18	5.96
6	15.14	19	5.73
7	13.16	20	5.51
8	11.68	21	5.32
9	10.53	22	5.15
10	9.61	23	4.99
11	8.86	24	4.84
12	8.24	25	4.71
13	7.71	26	4.59
14	7.26	27	4.47
15	6.87	28	4.37
16	6.53	29	4.27
17	6.23	30	4.18

The dollar amounts of the monthly annuity payments for the fifth option are based on a net investment rate of 3% per annum.

TL-14246

Certificate of Participation under a Modified Guaranteed Annuity Contract.

Non-Tax Qualified

Elective Options                Non Participating

L-14325